UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2006

INTERNATIONAL SPEEDWAY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-2384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 West International Speedway Boulevard, Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)

(386) 254-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
           Item 1.01 Entry Into a Material Definitive Agreement.
Section 7 - Regulation FD
           Item 7.01 Regulation FD Disclosure
Section 8 - Other Items
          Item 8.01 Other Items

On March 29, 2006 a wholly-owned subsidiary of the Registrant, Daytona International Speedway, LLC ("Daytona"), entered into an agreement to amend its lease agreement with the Daytona Beach Racing and Recreational Facilities District (the "District"). The Registrant issued a press release announcing the agreement to amend the lease. The amended lease (the "DIS lease") extends the relationship between Daytona and the District through November 7, 2054.

The annual cash lease payment, excluding applicable sales taxes, of $500,000 for 2007 will increase every five years, resulting in an average annual cash payment over the 48-year (2007-2054) period of approximately $750,000. The original lease provided for annual cash payments of $10,000 per year through 2007, increasing to $20,000 per year from 2008 through 2032.

Accounting principles generally accepted in the United States require annual lease expense to be recognized on a straight-line basis over the revised term of the lease. As a result, ISC expects to record approximately $500,000 in additional DIS lease-related expenses for fiscal 2006, including sales taxes. For fiscal years 2007 through 2054, the Company anticipates DIS lease-related expenses, including sales taxes, to approximate $800,000 per year.

A copy of the release is attached as an exhibit to this report.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The exhibits listed below shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K (17 CFR 229.601) and Instruction B.2 to this form.

	Exhibit Number	Description of Exhibit	Filing Status
1	(99.1)	Press Release	Attached herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION
(Registrant)

Date: March 29, 2006	By:	/s/ Glenn R. Padgett
Glenn R. Padgett
Vice President, Chief Counsel - Operations